Exhibit 99.1

Sunoco LP Announces Private Offering of Senior Notes

DALLAS, February 26, 2026 – Sunoco LP (NYSE: SUN) (“Sunoco” or the “Partnership”) today announced a private offering (the “offering”) of senior notes due 2031 in an aggregate principal amount of $500 million (the “2031 notes”) and senior notes due 2034 in an aggregate principal amount of $500 million (the “2034 notes”, and collectively with the 2031 notes, the “notes”).

Sunoco intends to use the net proceeds from the offering, together with borrowings under Sunoco’s revolving credit facility, to redeem in full (i) NuStar Logistics, L.P.’s 6.000% senior notes due 2026 (the “NuStar 2026 Notes”), and (ii) Sunoco’s 6.000% senior notes due 2027 (the “Sunoco 2027 Notes”). Prior to the redemption of the Sunoco 2027 Notes, Sunoco may use the net proceeds from this offering to repay outstanding borrowings under its revolving credit facility.

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Additionally, this news release shall not constitute a notice of redemption under the indentures governing the NuStar 2026 Notes or the Sunoco 2027 Notes.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. Sunoco’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements Sunoco’s fuel distribution operations, which distribute over 15 billion gallons annually to approximately 11,000 Sunoco and partner-branded retail locations, as well as independent dealers and commercial customers. Sunoco’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K, any subsequently filed Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt

Director – Investor Relations

(214) 840-5437, brian.brungardt@sunoco.com

SOURCE Sunoco LP